Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information of Kimball International, Inc. (“Kimball”) and the related notes present the unaudited pro forma condensed combined balance sheet as of September 30, 2020, and the unaudited pro forma condensed combined statements of income for the quarter ended September 30, 2020 and for the fiscal year ended June 30, 2020. The unaudited pro forma condensed combined financial information has been derived by aggregating Kimball’s audited and unaudited historical consolidated financial statements and the audited and unaudited historical financial statements of Poppin, Inc. (“Poppin”), and making certain pro forma adjustments to such financial information to give effect to the transactions described below (collectively, referred to as the “Transactions”):
•The acquisition of Poppin by Kimball for a preliminary purchase price of $142 million;
•Related borrowings of $40 million under our credit agreement to partially fund the acquisition.
The audited annual financial statements and unaudited interim financial statements of Poppin are included in Exhibit 99.1 to this filing.
The Transactions, along with the assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial information, are described in more detail in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020, and unaudited pro forma condensed combined statements of income for the quarter ended September 30, 2020 and the fiscal year ended June 30, 2020 have been prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is based upon available information and reflects estimates and certain assumptions made by our management that we believe are reasonable. Actual adjustments may differ materially from the information presented herein. The unaudited pro forma condensed combined financial information does not purport to represent what our consolidated results of operations and financial position would have been had the transactions occurred on the dates indicated. They are also not intended to project our consolidated results of operations or financial position for any future period or date.
The unaudited pro forma condensed combined financial information does not reflect the realization of any expected operating efficiencies or other synergies that may result from the transactions as a result of planned initiatives following the completion of the transactions.

Kimball International, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2020
(In thousands)

	Kimball International, Inc. Historical	Poppin, Inc. Historical	Pro Forma and Reclassification Adjustments (Notes 4 & 5)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$102,931	$2,358	$(73,644)	(5a)	$31,645
Restricted cash	—	800	(800)	(4a)	—
Short-term investments	13,519	—			13,519
Receivables, net	51,208	3,862			55,070
Inventories	42,145	20,869	(4,757)	(5b)	58,257
Prepaid expenses and other current assets	14,772	875			15,647
Total current assets	224,575	28,764			174,138
Property and equipment, net	90,341	1,058			91,399
Right-of-use operating lease assets	15,325	—	5,336	(5c)	20,661
Goodwill	11,160	—	70,187	(5d)	81,347
Other intangible assets, net	14,870	386	52,000	(5e)	67,256
Deferred tax assets	8,454	—	4,597	(5g)	13,051
Other assets	12,998	850	800	(4a)	14,648
Total assets	$377,723	$31,058			$462,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$—	$6,837	33,163	(5f)	$40,000
Current maturities of long-term debt	30	896	(583)	(5f)	343
Accounts payable	36,553	6,264	1,106	(4b)	43,923
Customer deposits	21,724	2,193			23,917
Current portion of operating lease liability	4,873	—	1,893	(5c)	6,766
Dividends payable	3,506	—			3,506
Accrued expenses	32,096	3,273	(1,106)	(4b)	34,263
Total current liabilities	98,782	19,463			152,718
Other Liabilities:
Long-term debt, less current maturities	79	4,607	(2,417)	(5f)	2,269
Long-term operating lease liability	15,416	—	2,839	(5c)	18,255
Contingent earn-out liability		—	31,790	(5h)	31,790
Other	15,753	—			15,753
Total other liabilities	31,248	4,607			68,067
Shareholders’ Equity:
Common stock	2,151	—	—		2,151
Preferred stock	—	1	(1)	(5i)	—
Additional paid-in capital	3,681	97,492	(97,492)	(5i)	3,681
Retained earnings (accumulated deficit)	307,177	(88,792)	82,814	(5i)	301,199
Accumulated other comprehensive income (loss)	2,168	(27)	27	(5i)	2,168
Treasury stock	(67,484)	—			(67,484)
Stock Subscription Receivable	—	(1,686)	1,686	(5i)	—
Total Shareholders’ Equity	247,693	6,988			241,715
Total Liabilities and Shareholders’ Equity	$377,723	$31,058			$462,500
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Kimball International, Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
For Three Months ended September 30, 2020
(In thousands, except per share amounts)

	Three Months Ended September 30, 2020
	Kimball International, Inc. Historical	Poppin, Inc. Historical	Pro Forma and Reclassification Adjustments (Notes 4 and 5)		Pro Forma Combined
Net Sales	$147,944	$12,846	$—		$160,790
Cost of Sales	95,586	7,583	648	(4c)	103,817
Gross Profit	52,358	5,263	(648)		56,973
Selling and Administrative Expenses	41,689	6,235	1,014	(4c) (5j)	48,938
Restructuring Expense	4,240	—	—		4,240
Operating Income (Loss)	6,429	(972)	(1,662)		3,795
Other Income (Expense):
Interest income	102	2	(7)	(5k)	97
Interest expense	(28)	(147)	(12)	(5l)	(187)
Non-operating income (expense), net	743	—	—		743
Other income (expense), net	817	(145)	(19)		653
Income (Loss) Before Taxes on Income	7,246	(1,117)	(1,681)		4,448
Provision (Benefit) for Income Taxes	1,860	2	(432)	(5m)	1,430
Net Income (Loss)	$5,386	$(1,119)	$(1,249)		$3,018

Earnings (Loss) Per Share of Common Stock:
Basic Earnings (Loss) Per Share	$0.15				$0.08
Diluted Earnings (Loss) Per Share	$0.14				$0.08

Class A and B Common Stock:
Average Number of Shares Outstanding - Basic	36,974				36,974
Average Number of Shares Outstanding - Diluted	37,220				37,220
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Kimball International, Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
For the fiscal year ended June 30, 2020
(In thousands, except per share amounts)

	Fiscal Year Ended June 30, 2020
	Kimball International, Inc. Historical	Poppin, Inc. Historical	Pro Forma and Reclassification Adjustments (Notes 4 and 5)		Pro Forma Combined
Net Sales	$727,859	$73,633	$—		$801,492
Cost of Sales	477,098	43,080	2,734	(4d)	522,912
Gross Profit	250,761	30,553	(2,734)		278,580
Selling and Administrative Expenses	187,885	40,166	4,091	(4d)(5j)	232,142
Restructuring Expense	8,489	—	—		8,489
Operating Income (Loss)	54,387	(9,613)	(6,825)		37,949
Other Income (Expense):
Interest income	1,641	14	(23)	(5k)	1,632
Interest expense	(79)	(346)	(355)	(5l)	(780)
Non-operating income (expense), net	181	(26)	—		155
Other income (expense), net	1,743	(358)	(378)		1,007
Income (Loss) Before Taxes on Income	56,130	(9,971)	(7,203)		38,956
Provision (Benefit) for Income Taxes	15,076	63	(1,854)	(5m)	13,285
Net Income (Loss)	$41,054	$(10,034)	$(5,349)		$25,671

Earnings (Loss) Per Share of Common Stock:
Basic Earnings (Loss) Per Share	$1.11				$0.70
Diluted Earnings (Loss) Per Share	$1.11				$0.69

Class A and B Common Stock:
Average Number of Shares Outstanding - Basic	36,883				36,883
Average Number of Shares Outstanding - Diluted	37,037				37,037
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Kimball International, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
1. Description of the Transaction
On December 9, 2020, Kimball International, Inc. (“Kimball”), completed the merger of Poppin, Inc. (“Poppin”), with Poppin as a wholly-owned subsidiary of Kimball (the “Merger”). The total consideration to be paid in connection with the Merger is approximately $110 million at the closing of the Merger, subject to customary purchase price adjustments as provided in the Merger Agreement, and potential earn-out payments of up to an additional $70 million in cash, subject to meeting certain financial targets as provided in the Merger Agreement. The Merger is not subject to any financing condition, although $40 million was drawn from an existing Credit Agreement to partially fund the acquisition. A portion of the Merger consideration will be held in escrows to serve as security for customary post-closing purchase price adjustments as provided for in the Merger Agreement.
2. Basis of Pro Forma Presentation
For purposes of certain disclosures that follow, Kimball and Poppin may be referred to collectively as the “Combined Company.” The unaudited pro forma condensed combined balance sheet, which has been presented for the Combined Company as of September 30, 2020, gives effect to the transaction as if it had occurred on September 30, 2020. The unaudited pro forma condensed combined statements of income, which have been presented for the Combined Company for the quarter ended September 30, 2020 and fiscal year ended June 30, 2020, give effect to the transaction as if it had occurred on July 1, 2019.
The unaudited pro forma statements of income include adjustments to conform the December 31 year end of Poppin to Kimball’s June 30 fiscal year end. The fiscal year adjustments to the pro forma condensed combined statement of income for year ended June 30, 2020 were derived by subtracting the Poppin six-month period ending June 30, 2019 and adding the Poppin six-month period ending June 30, 2020 to the audited statement of operations of Poppin for the twelve month period ended December 31, 2019 which was then combined with the audited statement of income of Kimball for the twelve-month period ending June 30, 2020. The pro forma condensed combined statement of income for the quarter ended September 30, 2020 was prepared utilizing the unaudited condensed consolidated statement of income of Kimball and the unaudited historical financial information of Poppin for the three months ended September 30, 2020.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was prepared utilizing the historical unaudited condensed consolidated balance sheet of Kimball and the historical unaudited consolidated balance sheet of Poppin as of September 30, 2020.
The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of Kimball following the Transactions.
The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Kimball and Poppin been a combined company during the respective periods presented.
These unaudited pro forma condensed combined financial statements should be read in conjunction with Kimball’s historical consolidated financial statements and related notes included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2020, and the historical consolidated financial statements of Poppin (included in Exhibit 99.1 of this filing on Form 8-K).

3. Estimated Preliminary Purchase Price Allocation
The pro forma balance sheet has been adjusted to record the December 9, 2020 closing purchase price of $142.0 million, which includes the fair value of contingent consideration of $31.8 million. For purposes of preparing this unaudited pro forma condensed combined financial information, the fair value of contingent consideration was determined based on a probability-weighted valuation model that measures the present value of the probable cash payments based upon the forecasted operating performance of Poppin at a discount rate that captures the risk associated with the liability. The fair value of the contingent consideration will be remeasured quarterly until settlement, impacting the value of the contingent earn-out liability and earnings. As such, the total consideration transferred in connection with the acquisition reflected in this unaudited pro forma condensed combined financial information does not purport to represent the actual total consideration to ultimately be transferred in connection with the acquisition.
The Transaction has been accounted for as a business combination in accordance with ASC 805. ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As shown below, the initial purchase price to acquire Poppin has been allocated to the assets acquired and assumed liabilities of Poppin based upon preliminary estimated fair values at the date of acquisition, as if the acquisition had occurred on September 30, 2020. Such amounts were estimated using the unaudited financial statements of the Poppin as of September 30, 2020. The final valuations performed as of the December 9, 2020 acquisition date may differ materially from these preliminary amounts.

Estimated Preliminary Purchase Price Allocation
(Amounts in Thousands)
Cash	$5,933
Receivables	4,262
Inventories	16,304
Other current assets	856
Net property and equipment	1,063
Other intangible assets	52,386
Goodwill	70,187
Right-of-use operating lease assets	5,336
Other long-term assets	4,211
Deferred tax assets	4,597
Total Assets	$165,135

Current maturities of long-term debt	1,252
Accounts payable	7,770
Customer deposits	2,193
Current portion of operating lease liability	1,893
Accrued expenses	5,867
Long-term debt, less current maturities	1,252
Long-term operating lease liability	2,839
Other long-term liabilities	80
Total Liabilities	$23,146
Net Assets	$141,989

4. Reclassification Adjustments
Certain reclassifications have been made to the historical presentation of Poppin to conform to the presentation used in these unaudited pro forma condensed combined financial statements.
a.As of September 30, 2020, in thousands, $800 was reclassified from restricted cash to other assets to reflect the long-term nature of restricted cash.
b.As of September 30, 2020, in thousands, a liability of $1,106 for goods received from vendors which have not yet been invoiced was reclassified from accrued expenses and other current liabilities to accounts payable, to conform Poppin’s financial information to Kimball’s presentation.
c.For the quarter ended September 30, 2020, in thousands, $648 of fulfillment and distribution costs were reclassified from selling and administrative expenses to cost of sales to conform Poppin’s financial information to Kimball’s presentation.
d.For the fiscal year ended June 30, 2020, in thousands, $2,734 of fulfillment and distribution costs were reclassified from selling and administrative expenses to cost of sales to conform Poppin’s financial information to Kimball’s presentation.
5. Pro Forma Adjustments
The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:
Adjustments to the pro forma condensed combined balance sheet
a.The pro forma adjustments to cash and cash equivalents reflect the net of (i) the cash proceeds from a credit facility borrowing, (ii) the cash consideration paid to acquire Poppin including the cash repayments made to extinguish Poppin’s existing debt, and (iii) acquisition costs paid, as follows (in thousands):

Proceeds from borrowings under a credit agreement	$40,000
Kimball acquisition costs paid	(3,396)
Poppin acquisition costs paid	(49)
Initial cash consideration paid to acquire Poppin, including payment of Poppin’s debt	(110,199)
$(73,644)
b.The pro forma adjustment to inventories reflect adjustments to value inventory at fair value.
c.As a result of the different effective dates for companies of different sizes, Kimball and Poppin have different adoption dates for Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 842 on the accounting for leases. Kimball adopted ASC 842 on July 1, 2019, while as of September 30, 2020, Poppin had not yet adopted ASC 842. Under this guidance, a lease liability and a right-of-use asset, representing the right to use the underlying assets for the lease term, are recorded on the balance sheet for all leases with terms in excess of one year. The unaudited pro forma condensed combined balance sheet is adjusted for the estimated impact of ASC 842, assuming Poppin had adopted this standard as of July 1, 2019. The adjustments, in thousands, include an increase to right of use operating lease assets of $4,771, and increases to current portion of operating lease liability of $1,893, and long-term operating lease liability of $2,839. The right of use operating lease assets also includes a fair value adjustment of, in thousands, $565 to increase the value of a leased asset to current market rates.

d.The pro forma adjustment to goodwill reflects the purchase price paid in excess of the preliminary estimated fair value of net assets acquired, as follows (in thousands):

Total consideration to acquire Poppin	$141,989
Preliminary estimated fair value of assets acquired and liabilities assumed	71,802
Total pro forma adjustment to goodwill	$70,187
e.The other intangible assets line reflects an adjustment to reflect acquired identifiable intangible assets, consisting of the trade name, customer relationships, and acquired technology at their fair values in connection with the acquisition. Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using the income approach. Application of the income approach requires management to forecast the expected future cash flows attributable to the intangible assets, which are then discounted to their present value.
The following table summarizes the estimated fair values of the identifiable intangible assets acquired upon consummation of the Transaction and the estimated useful lives of the identifiable intangible assets.

(Amounts in Thousands)	Estimated fair value	Estimated life in years
Trade names	$33,000	10
Customer relationships	12,000	10
Acquired technology	7,000	7
Total Acquired Intangible Assets	$52,000
f.The pro forma adjustments to debt reflect (i) the cash proceeds from borrowing under our credit agreement and (ii) the cash repayments made to extinguish Poppin’s existing long-term debt which was not assumed by Kimball in the Transaction, including the following (in thousands):

Proceeds from borrowings under Kimball’s Credit Agreement	$40,000
Repayments of Poppin’s existing short term debt	(6,837)
Total pro forma adjustment to short term debt	$33,163

Repayments of Poppin’s existing current portion of long-term debt	$(583)

Repayments of Poppin’s existing long-term debt, net of current maturities	$(2,417)
g.The increase to deferred tax assets, in thousands, of $4,597 reflects the impact to deferred income taxes for the usable amount of Poppin’s net operating loss carry forward, and other timing differences related to acquired intangible assets and other liabilities for which Poppin did not have deferred taxes reflected as a result of their taxable loss.
h.An increase in the contingent earn-out liability represents the fair value of contingent consideration, totaling in thousands $31,790, related to earn-out payments expected to be paid through June 30, 2024.
i.Adjustments to equity balances represent the elimination of the historical Poppin common and preferred stock, additional paid-in-capital, accumulated other comprehensive loss, and stock subscription receivable. Poppin’s accumulated deficit balance is also eliminated from the consolidated pro forma retained earnings balance, and retained earnings is adjusted for the impact of other pro forma adjustments.

Adjustments to the pro forma condensed combined statements of income
j.The adjustments to selling and administrative expenses reflect the net of (i) reclassification of fulfillment and distribution costs from selling and administrative expenses to cost of sales (see Note 4c and 4d). and (ii) pro forma adjustments for amortization of acquired intangibles, amortization of a fair value adjustment to right of use lease assets, and the reversal of Kimball and Poppin acquisition costs:

(Amounts in Thousands)	Three months ended September 30, 2020	Fiscal year ended June 30, 2020
Amortization of trade names	$825	3,300
Amortization of customer relationships	542	2,220
Amortization of acquired technology	250	1,000
Amortization of right of use lease asset fair value adjustment	53	305
Reversal of Kimball acquisition costs	(8)	—
Total pro forma adjustments to selling and administrative expense	$1,662	$6,825
k.The pro forma adjustments to interest income relate to the removal of Poppin stock subscription notes receivable which were forgiven in conjunction with the acquisition, on which Poppin had recognized interest income.
l.The pro forma adjustments to interest expense relate to the interest on the assumed $40 million credit facility borrowing, offset by interest charged under Poppin’s existing current and long-term debt, which is assumed to be eliminated, as follows:

(Amounts in Thousands)	Three months ended September 30, 2020	Fiscal year ended June 30, 2020
Interest expense on Kimball’s credit facility borrowing	$(156)	(625)
Elimination of interest expense on Poppin’s debt	144	270
Total pro forma adjustments to interest expense	$(12)	$(355)
A 1/8 percent variance in the assumed interest rate would result in a $50 thousand change to pro forma interest expense for an annual period.
m.The pro forma adjustments to income tax expense represent the tax effect relating to pro forma adjustments, which was estimated using Kimball’s combined federal and state statutory tax rate of approximately 25.7%. The tax rates utilized are not necessarily indicative of the effective tax rate of the combined company.